EXHIBIT 99.1

TOR Minerals Announces Price Increase

Corpus Christi, Texas, July 2, 2008 - TOR Minerals International (NASDAQ: TORM), producer of synthetic TiO2 color pigments, specialty aluminas, and other high performance mineral fillers, announced today a price increase for all grades of  TiO2 color pigments (Hitox®) sold in North America.

Effective July 1, 2008 or as permitted by contracts, prices for all TiO2 color pigment products will increase by up to $0.05 per pound.  This price increase is in addition to price increases that were put into effect by the company in January of 2008.  The company said that the price increases were to partially offset the rapid increases in raw materials, energy and transportation costs.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg Beacon Street Group, LLC
(817) 310-0051